Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2012 FIRST QUARTER RESULTS

•	First quarter earnings of $5,466,000, or $0.30 per share, increased 28% from the 2011 first quarter

•	NYC TLC approves the sale of 2,000 new taxi medallions

•	Quarterly dividend raised to $0.21 per share, highest in over 10 years

NEW YORK, NY – May 2, 2012 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations was $5,466,000 or $0.30 per diluted common share in the 2012 first quarter, up $1,186,000 or 28% from $4,280,000 or $0.24 per diluted common share in the 2011 first quarter. Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $4,125,000 in the 2012 first quarter, compared to $3,082,000 in the 2011 first quarter, an increase of $1,043,000 or 34%, primarily reflecting improved net interest income and reduced loan losses, partially offset by higher income taxes, compared to the prior year. As the Company continues to use Medallion Bank as a primary funding source it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the quarter’s results, and our increased dividend. This marks the 6th consecutive quarter that we have been able to increase the dividend. It is now at the highest level it has been in over 10 years. We continue to experience zero losses on New York City taxi medallion loans that we originated,” said Mr. Murstein. “The taxi industry remains resilient in this type of economic environment for several reasons such as corporate and consumer cutbacks on more expensive limousine and town car services, high taxi fleet utilization, and continuing high taxi ridership levels. In addition, the loan to value ratio on our entire medallion portfolio is approximately 40%.

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Medallion Financial Announces 2012 First Quarter Results p. 2

“In April, The New York City Taxi and Limousine Commission approved a new taxi auction to sell up to 2,000 new taxi medallions within the next few years. We know there have been objections to the plan, including but not limited to understandable concerns from those who would like to see more wheelchair accessible taxis on the road in conformity with the Americans with Disability Act. We hope that a mutually acceptable plan can be worked out by all parties,” said Mr. Murstein.

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “Medallion Financial’s capital and liquidity levels remained strong, with over $107,000,000 of deposit-raising capacity at Medallion Bank, in addition to over $89,000,000 of availability in our other funding sources.”

Mr. Hall continued, “In addition, during 2012 we have continued to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability, and we see additional opportunities to continue this. For example, our $33,000,000 of Trust Preferred securities, which currently carry a fixed rate of 7.68%, will re-price to 90 day Libor plus 2.125% in September, or 2.59% at today’s rates, which should be accretive to subsequent earnings.”

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio was $291,000,000 at quarter end, down from $310,000,000 a year ago, primarily due to the funding of most new medallion loan originations at Medallion Bank, and the Company’s sale of loan participations to third party banks. Total managed medallion loans increased $10,000,000 or 2% to $674,000,000 at quarter end, up from $664,000,000 a year ago.

Medallion Financial’s on-balance sheet commercial loan portfolio was $56,000,000 at quarter end, down from $74,000,000 a year ago. The managed commercial loan portfolio was $120,000,000 at quarter end, down from $134,000,000 last year. In both cases, the declines primarily reflected portfolio repayments. Medallion Bank’s consumer loan portfolio increased 7% to $198,000,000 at quarter end from $185,000,000 a year ago. Overall, total managed assets increased 1% to $1,134,348,000 at year end, up from $1,118,255,000 a year ago. Asset quality remained very strong, with managed loans 90 days or more past due of only 1.5% at quarter end, down from 1.8% at year end, and up slightly from 1.3% a year ago.

The Company also announced an increase in the dividend of 24% to $0.21 per share for the 2012 first quarter, up from $0.17 per share in the 2011 first quarter. This brings the total dividends paid over the last four quarters to $0.78, and equates to a yield of over 7% based on the closing price of the Company’s stock on May 1, 2012. The current dividend will be paid on May 25, 2012, to shareholders of record on May 15, 2012. Since the Company’s initial public offering in 1996, the Company has paid in excess of $171,714,000 or $10.81 per share in dividends.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to its taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2011 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2012	2011
Total investment income	$7,863	$9,597

Total interest expense	3,247	3,502

Net interest income	4,616	6,095

Total noninterest income	335	409

Salaries and benefits	2,050	2,207
Professional fees	313	331
Occupancy expense	211	227
Other operating expenses	766	898

Total operating expenses	3,340	3,663

Net investment income before income taxes	1,611	2,841
Income tax (provision) benefit	—	—

Net investment income after income taxes	1,611	2,841

Net realized gains (losses) on investments	(58)	9

Net change in unrealized appreciation (depreciation) on investments	2,013	(216)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	1,900	1,646

Net unrealized appreciation on investments	3,913	1,430

Net realized/unrealized gains on investments	3,855	1,439

Net increase in net assets resulting from operations	$5,466	$4,280

Net investment income after income taxes per common share
Basic	$0.09	$0.16
Diluted	0.09	0.16

Net increase in net assets resulting from operations per common share
Basic	$0.31	$0.25
Diluted	0.30	0.24

Dividends declared per share	$0.21	$0.17

Weighted average common shares outstanding
Basic	17,657,222	17,400,233
Diluted	17,936,958	17,548,036

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	March 31, 2012	December 31, 2011
Assets
Medallion loans, at fair value	$291,025	$307,167
Commercial loans, at fair value	56,111	54,159
Investment in Medallion Bank and other controlled subsidiaries, at fair value	88,207	85,932
Equity investments, at fair value	5,524	4,577
Investment securities, at fair value	—	—

Net investments	440,867	451,835

Cash and cash equivalents	24,566	29,352
Accrued interest receivable	1,089	1,120
Fixed assets, net	527	466
Goodwill, net	5,069	5,069
Other assets, net	50,529	49,189

Total assets	$522,647	$537,031

Liabilities
Accounts payable and accrued expenses	$4,104	$6,040
Accrued interest payable	764	1,708
Funds borrowed	343,520	357,779

Total liabilities	348,388	365,527

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	174,259	171,504

Total liabilities and shareholders’ equity	$522,647	$537,031

Number of common shares outstanding	17,942,510	17,719,570
Net asset value per share	$9.71	$9.68

Total managed loans	$991,391	$984,576
Total managed assets	1,134,348	1,141,806